Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and the Statement of Additional Information and to the use of our report dated January 26, 2004 with respect to the financial statements of American Centurion Life Assurance Company and to the use of our report dated March 19, 2004 with respect to the financial statements of ACL Variable Annuity Account 2 included in this Post-Effective Amendment No. 7 to the Registration Statement (Form N-4, File No. 333-101051) for the registration of the American Express Innovations(SM) Select Variable Annuity issued by American Centurion Life Assurance Company.


                                                           /s/ Ernst & Young LLP
                                                           ---------------------
                                                               Ernst & Young LLP
Minneapolis, Minnesota
November 4, 2004